Exhibit 99.1

PepsiCo to Hold Virtual Annual Meeting of Shareholders for 2020 Due to Coronavirus Precautions

PURCHASE, N.Y., April 16, 2020 – PepsiCo, Inc. (NASDAQ: PEP) (“PepsiCo”) announced today that due to continued public health precautions regarding in-person gatherings given the coronavirus (COVID-19) pandemic and to support the health and well-being of PepsiCo’s shareholders, employees and communities, the format of the 2020 Annual Meeting of Shareholders has been changed to a virtual-only meeting, instead of an in-person meeting. As previously announced, the Annual Meeting will be held on Wednesday, May 6, 2020, at 9:00 am Eastern Daylight Time. Shareholders will not be able to attend the Annual Meeting physically in person. The virtual meeting and live audio webcast can be accessed at www.virtualshareholdermeeting.com/PEP2020.
As described in the proxy materials for the Annual Meeting previously distributed, shareholders as of the close of business on March 2, 2020, the record date, are entitled to participate in and vote at the Annual Meeting. To vote or submit questions during the virtual meeting, shareholders must enter the 16-digit control number included on the proxy card, voting instruction form, notice or email that they previously received. Online access to the audio webcast will open shortly prior to the start of the 2020 Annual Meeting. Guests without a control number may also attend the meeting, but will not have the option to vote shares or ask questions.
All shareholders, whether or not planning to attend the Annual Meeting, are encouraged to vote promptly in advance of the meeting by using one of the methods described in the proxy materials for the Annual Meeting. The proxy card and voting instruction form included with the previously distributed proxy materials (or notice of internet availability) will not be reissued and may continue to be used to vote shares in connection with the Annual Meeting.
Additional information has been filed with the Securities and Exchange Commission concerning the meeting.
About PepsiCo
PepsiCo products are enjoyed by consumers more than one billion times a day in more than 200 countries and territories around the world. PepsiCo generated more than $67 billion in net revenue in 2019, driven by a complementary food and beverage portfolio that includes Frito-Lay, Gatorade, Pepsi-Cola, Quaker and Tropicana. PepsiCo's product portfolio includes a wide range of enjoyable foods and beverages, including 23 brands that generate more than $1 billion each in estimated annual retail sales.
Guiding PepsiCo is our vision to Be the Global Leader in Convenient Foods and Beverages by Winning with Purpose. "Winning with Purpose" reflects our ambition to win sustainably in the marketplace and embed purpose into all aspects of the business. For more information, visit www.pepsico.com.

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